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                                                                  EXHIBIT 10.13

                               FOURTH AMENDMENT TO
                                CREDIT AGREEMENT

         THIS FOURTH AMENDMENT TO CREDIT AGREEMENT ("the "Amendment"), dated and effective as of September 27, 1996, is made by and between MICRODYNE CORPORATION, a Maryland corporation (the "Borrower"), CRESTAR BANK and NBD BANK (the "Banks"), and CRESTAR BANK ("Crestar") as agent (the "Agent") for the Banks.

                                    RECITALS

         The Borrower, the Banks and the Agent are parties to a Credit Agreement, dated as of January 27, 1995, as amended by the First Amendment to Credit Agreement, dated as of October 26, 1995, the Second Amendment to Credit Agreement, dated as of June 30, 1996 (the "Second Amendment"), and the Third Amendment to Credit Agreement, dated as of August 19, 1996 (as further amended, modified or supplemented from time to time, the "Agreement"). Terms defined in the Agreement shall have the same defined meanings when such terms are used in this Amendment.

         The Borrower, the Agent and the Banks have agreed to amend certain provisions of the Agreement. Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower, the Banks and the Agent agree as follows:

         1. The following definitions are added to Section 1.1 of the Agreement:

                  "Applicable DC Advance Percentage" means the percentage approved by the Banks from time to time for purposes of determining the appropriate amounts of Eligible Data Communications Receivables to be included in the Borrowing Base. As of September 30, 1996, the Applicable DC Advance Percentage shall be 40%. If the average Dilution Rate is 20% or less for two successive fiscal quarters, the Banks will increase the Applicable DC Advance Percentage to 60%; provided, however, that if the Dilution Rate exceeds 20% for any subsequent fiscal quarter, the Banks may reduce the Applicable DC Advance Percentage to 40%. Notwithstanding the foregoing, if the Banks determine in their sole discretion at any time that the then-applicable percentage is not an appropriate percentage based on the Dilution Rate for a particular quarter, the Banks may lower the Applicable DC Advance Percentage to a level that they deem appropriate, but in no event to less than 20%. Each change in the Applicable DC Advance Percentage shall become effective on the next Business Day following written notice from the Agent to the Borrower.

                  "Dilution Rate" means, for any fiscal quarter, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of cash and non-cash


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         credits issued to Customers of the Data Communications division during such quarter (including, without limitation, returns, stock rotation credits and billing adjustments), and the denominator of which is the gross sales of the Borrower for the immediately preceding fiscal quarter.

                  "Eligible Data Communications Receivables" means Eligible Receivables arising out of the operation of the Borrower's Data Communications division.

                  "Eligible Equipment" means machinery and equipment, in good and workable condition, to which the Borrower has title and in which the Banks have a first priority security interest, free and clear of all other Liens, including, without limitation, any Liens arising out of Capital Leases; provided, however, that in no event shall Eligible Equipment include fixtures that form part of the Eligible Real Estate.

                  "Eligible Real Estate" means the Land and the building and fixtures located on the Land; provided, however, that such Land, building and fixtures shall not become Eligible Real Estate unless and until the Agent receives a mortgagee title insurance policy, issued by Ticor Title Insurance Company, in the amount of $5,000,000, insuring the Mortgage as a valid first Lien against the fee simple title to the Land and such buildings and fixtures, and containing no exceptions, printed form or otherwise, other than (a) real estate taxes not yet due and payable, (b) an exception for matters that would be disclosed by a current survey, and (c) the exceptions listed as items 4 through 14 in
         Section II of Schedule B of Attorney's Title Insurance Fund, Inc. Commitment No. C-2358100, dated September 13, 1996.

                  "Land" means Lots 23 through 38, inclusive, Block 722, Unit No. 29. Silver Spring Shores, Marion County, Florida, as the same are platted in Plat Book J, Pages 227 through 231, Public Records of Marion County, Florida.

                  "Value" means, with respect to the Eligible Real Estate (a) prior to the receipt and approval by the Banks of an appraisal of the Eligible Real Estate, the assessed value thereof, based on the Marion County, Florida real estate tax assessment, and (b) upon the receipt and approval by the Banks of such appraisal, 80% of the appraised value of the Eligible Real Estate; in either case, not to exceed $5,000,000. Any appraisal shall be ordered by the Agent and shall conform to the regulatory guidelines applicable to each Bank.

         2. The following definitions contained in Section 1.1 of the Agreement are deleted in their entirety and replaced with the following provisions:

                  "Advance Commitment" means (a) from the date hereof until December 30, 1996, $12,148,500 in the case of Crestar and $5,351,500 in the

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         case of NBD; (b) as of December 31, 1996, and until March 30, 1997,
         $10,065,900 in the case of Crestar and $4,434,100 in the case of NBD; and (c) as of March 31, 1997, and until June 29, 1997, $5,553,600 in the case of Crestar and $2,446,400 in the case of NBD; and (d) as of June 30, 1997, and at all times thereafter, $3,471,000 in the case of Crestar and $1,529,000 in the case of NBD; provided, however that each Bank's Advance Commitment shall be reduced automatically by its Commitment Percentage of any Maximum Amount reduction resulting from a prepayment of the Advances pursuant to Section 2.10(e).

                  "Borrowing Base" means, at the time in question, the sum of the following: (a) Applicable DC Advance Percentage of Eligible Data Communications Receivables, plus (b) 80% of Eligible Billed Receivables that do not arise out of the Borrower's Data Communications division, plus (c) the applicable Inventory Component, plus (d) 30% of the net book value of Eligible Equipment, plus (e) the Value of the Eligible Real Estate, provided, however, that at no time shall the Borrowing Base attributable to the Inventory Component exceed the Borrowing Base attributable to clauses (a) and (b) of this definition.

                  "Eligible Receivables" means Accounts Receivable of the Borrower (a) that represent valid obligations incurred by a Customer for goods shipped or delivered or services completed under valid contracts of sale, lease or service that have been formally awarded to the Borrower and for which all required contract documents have been executed by the Customer and the Borrower and, in the case of Accounts Receivable owed by the Government, for which funds have been appropriated and allocated; (b) with respect to which the applicable goods have been delivered to and accepted by the Customer on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding; (c) on which the Customer is not an Affiliate or Subsidiary of the Borrower; (d) with respect to which the Borrower has no knowledge or notice of any inability of the Customer to make full payment; (e) from the face amounts of which have been deducted all payments, setoffs, amounts subject to adverse claims made in writing to the Borrower, contractual allowances, bad debt reserves and other credits applicable thereto,
         (f) that are subject to no Liens other than those permitted by this Agreement; (g) that continue to be in full conformity with the representations and warranties made by the Borrower to the Banks in this Agreement and the Security Agreement; (h) with respect to which the Banks are and continue to be satisfied with the credit standing of the Customer; (i) on which the Customer is not a creditor of the Borrower, and (j) on which, unless an Acceptable Foreign Customer or otherwise approved by the Banks in writing, in their sole discretion, the Customer is not a Foreign Customer; provided, however, and without limiting any other provisions of this Agreement with respect to the exclusion of Receivables from the category of Eligible Receivables and the Borrowing Base,

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         that (1) if either Bank reasonably determines that the collectibility of any Account Receivable makes it unacceptable for inclusion as an Eligible Receivable and gives written notice to the Borrower indicating the reasons for such determination, then such Account Receivable shall thereafter be excluded from the category of Eligible Receivables, (2) if more than 50% of the aggregate face amount of Accounts Receivable owed by a Customer other than the Government are aged more than 90 days from the date of the initial invoices, then all Accounts Receivable owed by such Customer shall be included in a separate line item on the Aging and shall be excluded from the category of Eligible Receivables, and (3) in no case shall Eligible Receivables include any Account Receivable representing or arising out of retainages, holdbacks, revenues recognized or costs incurred in excess of approved or allowed reimbursement rates, cost overruns, unauthorized work or work beyond the scope of a contract, rebillings or contracts secured by surety bonds.

                  "Inventory Component" means 20% of Eligible Inventory, valued at the lower of cost or market, but in no event shall the Inventory Component included in the Borrowing Base be more than $6,000,000.

                  "Maximum Amount" means, with respect to the Advances, (a) as of September 30, 1996, until December 30, 1996, $17,500,000, (b) as of
         December 31, 1996, and until March 30, 1997, $14,500,000, (c) as of
         March 31, 1997, and until June 29, 1997, $8,000,000, and (d) as of June 30, 1997, and at all times thereafter, $5,000,000; provided, however, that the applicable Maximum Amount on any date shall be further reduced by the amount of the prepayment of the Advances required by Section 2.10(e) of this Agreement.

                  "Termination Date" means September 30, 1997, any earlier date of termination in whole of the Commitments pursuant to Section 9.1, or any later date if the Termination Date is extended in the sole discretion of the Banks in accordance with Section 2.4.

         3. Section 2.1(a) is deleted in its entirety and replaced with the following:

                  "SECTION 2.1 The Advances.

                  (a) Each Bank severally agrees, subject to the terms and conditions of this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of such Bank's Advance Commitment. The aggregate outstanding amount of Advances shall not exceed the Maximum Amount at any time. With the limits of each Bank's Advance Commitment and up to the Maximum Amount, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow hereunder from the date of this Agreement until the Termination Date; provided, however, that no Advance will be disbursed by

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         any Bank if, after such disbursement, the Borrower would be required to make a prepayment of the Obligations in accordance with the provisions of Section 2.10(d)."

         4. The Borrower acknowledges and agrees that the term "Borrowing Base Loans" means, at any time, the sum of (a) the aggregate of the principal balances of the outstanding Advances, (b) the aggregate of the principal balances of the outstanding Term Loans, and (c) the aggregate of the face amounts of the outstanding Letters of Credit. Section 2.10(d) is amended to read as follows:

                  "(d) The Borrower shall immediately prepay the Obligations to the extent that (1) the Borrowing Base is less than 75% of the outstanding Borrowing Base Loans at any time until December 30, 1996,
         (2) as of December 31, 1996, and until March 30, 1997, the Borrowing Base is less than 80% of the Borrowing Base Loans at any time, and (3) as of March 31, 1997, and at all times thereafter, the Borrowing Base is less than 100% of the outstanding Borrowing Base Loans at any time."

         5. The Borrower agrees that it shall no longer have the right to designate a Loan to be, continue a Loan as or convert a Loan into a Eurodollar Rate Loan, and the provisions of Section 2.9 are no longer applicable. In addition, Section 2.6 is deleted in its entirely and replaced with the following:

                  "SECTION 2.6 Interest". The Borrower shall pay interest on the unpaid principal amount of each Advance and Term Loan, on each Interest Payment Date, at a rate per annum equal to the Base Rate plus 1%, adjusted daily when and as the Base Rate is changed."

         6. The first sentence of Section 2.11 is deleted and replaced with the following:

                  "(a) In consideration of Advances to be made by the Banks, the Borrower agrees to pay to the Agent for the account of each Bank a commitment fee equal to 1/2 of 1% per annum of the Maximum Amount, to be paid in advance on the first day of each calendar quarter, beginning on October 1, 1996."

         7. Subsection (1) of Section 7.1(b) is deleted in its entirety and replaced with the following:

                           "(1) As soon as available and, in any event, within 15 days after the end of each of the first two calendar months of each fiscal quarter and within 30 days after the end of the last calendar month of each fiscal quarter, unaudited financial statements consisting of a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, consolidated statements of operations and stockholders' equity of the Borrower and its Subsidiaries for the month then ended and for the period commencing at the end of the previous fiscal year and ending with the last day of the preceding month, all in reasonable detail and stating comparative

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         form the respective consolidated figures for the corresponding dates and periods in the previous fiscal year and all prepared in accordance with GAAP. Such statements shall be accompanied by reports itemizing raw materials, work in process and finished goods Inventory by division and revenues and gross profits by division. Such financial statements and reports shall be certified to be accurate by the chief financial officer of the Borrower."

         8. Subsection (7) of Section 7.1(b) is deleted in its entirety and replaced with the following:

                           "(7) On or before the 15th day of each calendar month, (i) an Aging as of the last day of the previous calendar month,
         (ii) a report identifying, in sufficient detail for the Banks, all Inventory on hand as of the end of the previous calendar month, (iii) a Borrowing Base Certificate signed by the chief financial officer of the Borrower, (iv) such other supporting documents to the schedules as either Bank from time to time reasonably may request, and (v) such invoices, instruments, chattel paper and other evidence of indebtedness representing any Accounts Receivable, duly endorsed in blank or to the Banks, as the Banks may request. In addition to the foregoing, the Borrower shall deliver to the Agent, within five Business Days after the end of each week, a Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of the end of such week, accompanied by a current summary Aging, a current listing and aging of accounts payable, and a detailed list of all cash receipts for, and non-cash credits issued during, such week;"

         9. Pursuant to the provisions of Subsection 9 of Section 7.1(b), the Borrower (a) agrees to provide to the Agent, within 45 days after the end of each March 31 and September 30, a listing of any product line of the Borrower for which the turnover ratio determined in accordance with GAAP) was less than 2 to 1 for the 12-month period then ended, (b) authorizes the Agent to receive such information as it may request with respect to Accounts Receivable verifications obtained by the Borrower's independent accounting firm, and the Borrower authorizes such accounting firm to review and discuss the results of such verifications with the Banks.

         10.      Clause (4) of Section 7.2(c) is deleted.

         11. Notwithstanding the provisions of Section 7.2(d)(1) and 7.2(i), the Borrower shall not enter into any Permitted Acquisition without the prior written consent of the Banks.

         12. Section 7.3, which was deleted by the Second Amendment, is now reinstated and shall be amended to read in its entirety as follows:

                  "SECTION 7.3 Financial Covenants. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Bank shall have any

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         Commitment hereunder, the Borrower shall maintain, unless the Banks shall otherwise consent in writing.

                           (a) Net Income. For the fiscal quarter ending on December 31, 1996, and each subsequent fiscal quarter, Net Income or greater than $1.

                           (b) Tangible Net Work. As of the end of each fiscal quarter of the Borrower, beginning on December 31, 1996, Tangible Net Worth of not less than the Tangible Net Worth reflected in the Borrower's audited financial statements for the fiscal year ending September 29, 1996.

         13. Within 30 Business Days after its receipt of the written request of the Agent, the Borrower agrees that it shall (a) contribute the assets of its Telemetry and Manufacturing Support Services divisions to two wholly-owned Subsidiaries of the Borrower in a manner acceptable to the Banks, and (b) pledge the stock of such Subsidiaries to the Banks as security for the Obligations pursuant to a pledge agreement in form and substance acceptable to the Banks. Such Subsidiaries shall become jointly and severally liable under the Loan Documents and shall pledge all of their assets to secure the Obligations in a manner acceptable to the Banks.

         14. The Borrower agrees that not later than October 10, 1996, the Borrower shall record the Mortgage among the Marion County, Florida, land records and deliver to the Agent the mortgagee title insurance policy described in the definition of Eligible Receivables.

         15. Except for the amendments to the Agreement expressly set forth above, the Agreement and the other Loan Documents shall remain in full force and effect. The Borrower acknowledges and agrees that this Amendment only amends the terms of the Agreement and is not a novation, and the Borrower ratifies and confirms the remaining terms and provisions of the Agreement and the other Loan Documents in all respects. Nothing in this Amendment shall require the Banks to grant any further amendments to the terms of the Loan Documents. The failure of the Borrower to perform or observe any covenant or agreement contained herein shall constitute an Event of Default under the Credit Agreement.

         16. The Borrower acknowledges and agrees that (a) there are no defenses, counterclaims or setoffs against any of its obligations under the Loan Documents, and (b) the prior grant of a security interest in the Collateral created by the Security Agreement and the Patent and Trademark Assignment continues to secure the Obligations, is in full force and effect, and is ratified and confirmed by the Borrower in all respects.

         17. The Borrower represents and warrants that this Amendment has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors. All other representations and warranties made by the Borrower in the Loan Documents are incorporated by reference in this Amendment and are deemed to have been repeated as of the date of this Amendment with the same force and effect as if set forth in

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this Amendment, except that any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to the Banks in accordance with the provisions of the Loan Documents.

         18. The Borrower agrees to pay all costs and expenses incurred by the Agent and the Banks in connection with this Amendment, including, but not limited to, reasonable attorneys' fees.

         19. This Amendment shall be governed by the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

         20. This Amendment may be executed by the parties individually or in any combination, in one or more counterparts, each of which shall be an original and all of which together constitute one and the same instrument.


                         [SIGNATURES ON FOLLOWING PAGE]







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WITNESS the following signatures.

                                  BORROWER:

                                  MICRODYNE CORPORATION
                                  a Maryland corporation



                                  By: /s/ PHILIP T. CUNNINGHAM
                                      ----------------------------
                                  Name:   Philip T. Cunningham
                                         -------------------------
                                  Title:  President
                                         -------------------------


                                  AGENT:

                                  CRESTAR BANK


                                  By: /s/ MIRIAM M. SADLER
                                      --------------------------
                                          Miriam M. Sadler
                                          Senior Vice President


                                  BANKS:

                                  CRESTAR BANK


                                  By: /s/ MIRIAM M. SADLER
                                      --------------------------
                                          Miriam M. Sadler
                                          Senior Vice President


                                  NBD BANK


                                  By: /s/ PHILLIP D. MARTIN
                                      --------------------------
                                          Phillip D. Martin
                                          Authorized Agent


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